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                                  Exhibit 11.1

                           Soligen Technologies, Inc.

                        Computation of Net Loss Per Share

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

                                                              Fiscal Year Ended March 31,
                                                         ------------------------------------
                                                              1998                   1997
                                                         -------------------    -------------------

            Weighted average number
               of common shares                             32,351,000             30,233,000

            Net loss                                      $   (969,000)          $ (1,492,000)

            Net loss per share (basic and diluted)           $  (0.03)               $  (0.05)
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